Exhibit 10.4

SERES THERAPEUTICS, INC. ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”) is made and effective as of March 15, 2024 (the “Effective Date”) by and between David Arkowitz, an individual (“Advisor”), whose address is set forth on the signature page below and SERES THERAPEUTICS, Inc., a Delaware corporation (along with its affiliated companies, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Parties have previously entered into that certain Separation Agreement and Release dated as of March 15, 2024 (the “Separation Agreement”), which sets forth certain terms and conditions of Advisor’s separation from employment with the Company effective March 15, 2024 (the “Separation Date”); and

WHEREAS, the Company seeks to retain Advisor’s services on and following the Effective Date on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Company and Advisor hereby agree as follows:

1.
Services. The Company hereby engages Advisor to provide to the Company, and Advisor agrees to provide to the Company under the terms and conditions of this Agreement, advisory services as reasonably requested by the Company from time to time (hereinafter the “Services”). Notwithstanding the foregoing, the parties intend for Advisor’s separation from employment with the Company to constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and accordingly, in no event will the level of bona fide services that Advisor performs under this Agreement exceed twenty percent (20%) of the average level of bona fide services performed by Advisor for the Company over the thirty-six (36) month period immediately preceding the Separation Date.
2.
Time Commitment/Compensation.

(a) Time Commitment. In general, Advisor is expected to provide up to 10 hours of Services per month throughout the term of this Agreement.

(b)
Compensation. Company shall pay Advisor $500.00 per hour for each hour spent by Advisor in the performance of Services for Company, payable within 45 days of the end of each month upon presentation of a Company approved invoice by Advisor, fully detailing the time spent and tasks performed by Advisor. Invoices should reference this Agreement and should be submitted to: Accounts Payable, Seres Therapeutics, Inc, 101 Cambridge Park Drive, Cambridge, MA 02140 or via email at billing@seresthrerapeutics.com. Further, any stock options and restricted stock options issued to Advisor’s during his employment with the Company will continue to vest during the performance of Services under this Agreement and shall be deemed to constitute continued service to the Company under and for purposes of the stock options and restricted stock options of the Company that were granted to Advisor prior to the Separation Date.
3.
Expenses. The Company will reimburse Advisor for reasonable and necessary out-of-pocket expenses incurred by Advisor in the performance of the Services, provided such out-of-pocket expenses are approved in advance by an officer of the Company and further are supported by reasonable documentation. Such expenses will include reasonable travel expenses of Advisor to the Company’s offices.

Exhibit 10.4

4.
Independent Contractor. Advisor is not, nor will Advisor be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Advisor will not be entitled to any benefits provided by the Company to its employees (including such items as health and disability benefits, but except as otherwise provided in the Separation Agreement with respect to continued medical, dental or vision coverage pursuant to COBRA), even if it is later determined that Advisor is a common law employee of Company or any of its affiliates for any purpose. Advisor’s status and relationship with the Company will be that of an independent contractor and consultant. Advisor will not state or imply, directly or indirectly, that Advisor is empowered to bind the Company without the Company’s prior written consent. Nothing herein will create, expressly or by implication, a partnership, joint venture or other association between the parties. Advisor will be solely responsible for payment of all charges and taxes arising from his or her
5.
Term of Agreement. The term of this Agreement and Advisor’s Services hereunder will commence as of the Effective Date of this Agreement and, unless terminated earlier as a result of the death, physical incapacity or mental incompetence of Advisor, which will result in automatic termination, or unless terminated pursuant to Section 6, it will continue in effect until September 15, 2024 (the “Initial Term”). The term of this Agreement may be extended beyond the Initial Term for additional periods upon mutual written agreement of the parties. Upon expiration or termination of this Agreement all obligations of the parties hereunder shall cease except that the provisions of Sections 7 through 13 will survive the termination or expiration of this Agreement for any reason. The period from the Effective Date through the expiration or termination of this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Term”.
6.
Termination. Either Party may, without prejudice to any right or remedy it may have due to any failure of the other Party to perform its obligations under this Agreement, terminate the Term immediately by written notice to the other Party in the event of a material breach of this Agreement by such other Party. The Company may terminate the Term at any time by written notice to Advisor. If prior to the expiration of the Initial Term the Company terminates the Term other than due to Advisor’s material breach of this Agreement, Advisor shall be entitled to the continued exercisability of Advisor’s options to purchase shares of the Company’s common stock set forth in Section 2 of this Agreement as if Advisor had continued providing the Services until the expiration of the Initial Term. In the event of termination under this Section 6 at any time, the Advisor shall be entitled to payment for expenses incurred prior to the effective date of termination and shall have no further rights under this Agreement. Such payments shall constitute full settlement of any and all claims of the Advisor of every description against the Company under this Agreement.
7.
Representations and Warranties of Advisor. Advisor represents and warrants to the Company that (i) with respect to any information, know-how, knowledge or data disclosed by Advisor to the Company or any other third party in the performance of this Agreement, Advisor has the full and unrestricted right to disclose the same; and (ii) Advisor is free to undertake the Services required by this Agreement, and there is, and will be, no conflict of interest between Advisor’s performance of this Agreement and any obligation Advisor may have to other parties.
8.
Covenants of Advisor. Notwithstanding anything herein to the contrary, Advisor agrees to continue to abide by the terms of the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement previously entered into between Advisor and the Company (the “Proprietary Information Agreement”), which are hereby incorporated by reference into this Agreement, and which shall apply in addition to the other covenants set forth in this Agreement.
9.
Confidentiality. Advisor agrees to hold all Confidential Information (as hereinafter defined) of the Company (or other parties whose Confidential Information the Company has in its possession under obligations of confidentiality) in trust and strict confidence and, except as may be authorized by the Company in writing, will not use for any purpose other than the performance of the Services under this

Exhibit 10.4

Agreement, nor disclose such Confidential Information to any person, association, company, entity or other organization (whether for profit or not for profit).

As used herein, “Confidential Information” means all knowledge and information which Advisor has acquired or may acquire as a result of, or related to his or her relationship with theCompany, including but not limited to, Works (as defined below) information concerning the Company’s business, finances, operations, strategic planning, research and development activities, products, molecules, organisms, laboratory materials, prototypes, cell lines, inventions, research developments, improvements, processes, trade secrets, services, cost and pricing policies, formulae, diagrams, schematics, notes, data, memoranda, methods, know-how, techniques, inventions, and marketing strategies. Confidential Information will also include information received by the Company from third parties under an obligation of confidentiality. Notwithstanding the foregoing sentence, such Confidential Information does not include (i) information which is or becomes publicly available (except as may be disclosed by Advisor in violation of this Agreement), (ii) information acquired by Advisor from a third-party source other than the Company or any of its employees, advisors or shareholders, which source legally acquired such information under no obligation of confidentiality, or (iii) information of a general nature and specifically information regarding the microbiome therapeutics field known to Advisor prior to advising the Company or acquired by Advisor during the term hereof by reason of his or her other business activities. This Agreement shall not prohibit Advisor from disclosing Confidential Information to the extent required for Advisor to comply with a court or governmental order, provided that Advisor provides prior written notice of such required disclosure to the Company and cooperates in reasonable and lawful actions by the Company to avoid and/or minimize the extent of such disclosure.

10.
Ownership of Work Product. Advisor will communicate in writing and disclose to the Company promptly and fully all concepts, inventions, formulae, molecules, organisms, trade secrets, know-how, technical or business innovations, writings or other works of authorship and patents or patent rights created, reduced to practice, or conceived by Advisor (whether or not patentable or copyrightable and whether made solely by Advisor or jointly with others), which result from the Services that Advisor performs for the Company or which result from use of Confidential Information (along with all patent, copyright and other proprietary rights arising therefrom, collectively the “Works”).

Advisor will make and maintain adequate and current written records of all Works, which records will be available to and remain the property of the Company at all times. The Works will be and remain the sole and exclusive property of the Company or its nominees whether or not patented or copyrighted and without regard to any termination of this Agreement. The Works are being created at the instance of the Company and will be deemed to be “works made for hire” under the United States copyright laws. Advisor hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all right, title and interest in and to all Works. Advisor will assist the Company in any reasonable manner to obtain for its own benefit patents, copyrights and other proprietary rights in any and all countries with respect to the Works, and Advisor will execute and deliver, when requested, patent and other applications and assignments thereof. In the event Advisor’s signature on any assignment of the Works or patent or other application or assignment thereof with respect to the Works cannot be obtained within five (5) days after the Company’s request therefor, Advisor hereby designates the Company as his agent for, and grants to the Company a power of attorney, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the execution of such documents. Advisor will further assist the Company at the Company’s expense, and including compensation at Advisor’s then current hourly consulting rate, in every proper way to enforce any patents, copyrights and other legal protections obtained, including testifying in any suit or proceeding.

11.
Company Data. Any data or other materials furnished by the Company for use by Advisor in connection with the Services will remain the sole property of the Company and will be held in trust

Exhibit 10.4

and confidence by Advisor in accordance with Section 9 as Confidential Information. The

Company may obtain the return of the Company data or other materials furnished to Advisor upon written notice to Advisor requesting such return, and in any event Advisor will promptly return such data or materials upon termination of this Agreement.

12.
Advertising. Advisor will not in any way or in any form publicize or advertise in any manner the fact that Advisor is performing the services called for by this Agreement without the prior written consent of the Company.
13.
Restriction on Solicitation. During the Term and for one year thereafter, Advisor will not recruit or otherwise solicit, entice and induce any employee of the Company to terminate their employment with, or otherwise cease their relationships with the Company.
14.
Trade Secrets. In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement, the Proprietary Information Agreement or any other agreement between Advisor and the Company or any of its subsidiaries in effect as of the Effective Date (together, the “Subject Documents”): (a) Advisor will not be in breach of the Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Advisor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Advisor may disclose the trade secret to Advisor’s attorney, and may use the trade secret information in the court proceeding, if Advisor files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the Parties agree that nothing in the Subject Documents prohibits Executive from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful.
15.
Assignment. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Advisor’s Services, Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. Any assignment not in accordance with this Section 15 shall be void.
16.
Miscellaneous. This Agreement (together with all exhibits hereto), the Separation Agreement and the Proprietary Information Agreement, contain the entire understanding of the parties with respect to the matters contained herein, and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules that would result in the application of the laws of another jurisdiction. Advisor and the Company each hereby submit to the exclusive personal jurisdiction of the federal and state courts located in Massachusetts in connection with any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement or Advisor’s relationship with the Company. This Agreement may not be modified or amended except in

Exhibit 10.4

writing signed or executed by Advisor and the Company. In the event any provision of this Agreement is held to be unenforceable or invalid because it is overbroad or too far reaching, such provision will be deemed to be revised so that it applies to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first set forth above.

ADVISOR SERES THERAPEUTICS, INC.

/s/ David Arkowitz______________________ /s/ Tom DesRosier _____________________

David Arkowitz Name: Tom DesRosier

Date: March 15, 2024 Title: EVP, CLO

Date: March 15, 2024